Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement (No. 333-174460) on Form S-8 of Ellie Mae, Inc. of our reports dated July 15, 2011 and November 3, 2010, relating to our audit of the financial statements of Del Mar DataTrac, Inc. as of and for the two years then ended December 31, 2010 and 2009, included in this Current Report on Form 8-K/A.

/s/ SingerLewak LLP

SingerLewak LLP

Irvine, California

October 28, 2011